Exhibit 21.1

Subsidiaries of First National Corporation

Name of Subsidiary                    State of Organization
First Bank, Inc.                            Virginia
- First Bank Financial Services, Inc.            Virginia
- Shen-Valley Land Holdings, LLC                Virginia
First National (VA) Statutory Trust II                Delaware
First National (VA) Statutory Trust III                Delaware